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                                                                    EXHIBIT 99.1


OCT 7, 2003

(BW) (TULSA-MPSI) (MPSI) MPSI Systems Inc. Names Dr. Bryan D. Gross. President and Chief Executive Officer of the Company


         TULSA--(BUSINESS WIRE)--October 7, 2003--The Board of Directors of MPSI Systems Inc. is pleased to announce the appointment of Dr. Bryan D. Gross as President and Chief Executive Officer of the Company, succeeding the company's founder, Ronald G. Harper, who announced earlier this year his intent to step down from these positions while remaining Chairman of MPSI's Board of Directors.

         Dr. Gross is a 19-year MPSI veteran and has served in diverse roles ranging from Manager of Network Planning to Vice President of Technology and Retail Solutions. Most recently he has been instrumental in the development of MPSI's strategic plan and will now be responsible for the implementation of the company's newest strategic initiatives. Interspersed with his tenure at MPSI, Dr. Gross also served as Manager of Site Selection and Statistical Research for QuikTrip Corporation (one of the world's premier convenience retailers) and as Director of Technology for Resource Planning Consulting, a subsidiary of KPMG. Dr. Gross' background is in the fields of science and mathematical modeling, having received his Bachelor of Science degree from Colorado State University, and a Masters of Science Degree and Doctorate in Philosophy of Science from New Mexico State University, where he specialized in EcoSystems Simulation Modeling. "The field of ecosystem modeling, in which one quantifies the relationship between objects competing for limited resources and the strategies by which they survive and flourish, is perfectly attuned to the field of retail," said Dr. Gross. "This combined with the experience and education I have gained from the various positions, responsibilities, and people who have guided me over the last two decades, I believe serves me well in this new undertaking. MPSI is, after all, a 'scientific institute' where we study and communicate the physics of retail ecosystems and consumer behavior."

         Said Mr. Harper, "We evaluated a number of alternatives prior to selecting Dr. Gross, including possible outside candidates. However, at this critical juncture of the Company's history and given the landmark changes taking place in MPSI's targeted convenience retailing niche, we ultimately decided that Dr. Gross would be the leader who could not only understand our corporate roots, but build on our successes as MPSI looks to diversify its service channels. In addition to actual retailing experience, he has a passion for retail that will provide the spark to elevate our Company to new heights."

         The appointment is effective February 1, 2004, the 34th anniversary of the company. Dr. Gross has already begun the transition into his new duties and will be formally introduced at the Company's upcoming annual shareholders meeting. According to Dr. Gross, " We want to first and foremost insure a smooth transition. In its first generation, under the leadership of Ron Harper, MPSI was instrumental in creating and advocating the science of Convenience Retail Network Planning. In the next generation, we will build upon this foundation. Our intent is to champion the cause of Best of Practices Retail, through our data, our technology, and our personnel. In this


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field and beyond, MPSI has vast opportunities and tremendous potential. Our responsibility is to insure this potential is achieved."

         MPSI (www.mpsisys.com) is a global provider of spatial decision support systems (featuring proprietary software and databases), retail analytic consulting services, and information services. Its products and services are designed to meet the business planning needs of its convenience retail clients. The Company's common stock trades on the Pink Sheets under the symbol MPSI.

         Portions of this document may include "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.



--30--et/dallas



CONTACT:  MPSI Systems Inc.
          James C. Auten
          (918) 877-5607
          jauten@mpsisys.com
          www.mpsisys.com